EXHIBIT 12

                      STATEMENTS RE COMPUTATION OF RATIOS

                   THE QUAKER OATS COMPANY AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES





(Dollars in Millions)                                              Year Ended
                                                          Dec. 31, 1998   Dec. 31, 1997

Earnings:
 Income (Loss) Before Income Taxes                          $  396.6       $(1,064.3)
 Add Fixed Charges - net of capitalized interest                82.4            97.0


    Earnings                                                $  479.0       $  (967.3)


Fixed Charges:
 Interest on Indebtedness                                   $   72.0       $    88.3
 Portion of rents representative of the interest factor         12.8            12.7
 Fixed Charges                                              $   84.8       $   101.0

Ratio of Earnings to Fixed Charges (a)                          5.65           (9.58)


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(a)  For purposes of computing the ratio of earnings to fixed charges, earnings represent  pretax income (loss) from continuing operations plus  fixed  charges
(net of capitalized interest). Fixed charges represent interest (whether expensed or capitalized) and one-third (the portion deemed representative of the interest factor) of rents.